Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-206895 on Form S-8 of Truist Financial Corporation (formerly BB&T Corporation) of our report dated June 26, 2020 appearing in this Annual Report on Form 11-K of Truist Financial Corporation 401(k) Savings Plan (formerly BB&T Corporation 401(k) Savings Plan) for the year ended December 31, 2019.

/s/ Crowe LLP
Crowe LLP

Oak Brook, Illinois
June 26, 2020